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                                                                     Exhibit 3.1



                                                               Execution Version

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                           FIRST AMENDED AND RESTATED

                          GENERAL PARTNERSHIP AGREEMENT

                                       OF

                        NORTHERN BORDER PIPELINE COMPANY

                                 APRIL 6, 2006

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

                                     INDEX

1.    Parties......................................................     2

2.    Definitions..................................................     2

3.    Formation and Purpose of General Partnership.................     6

4.    Capital Contributions........................................     8

5.    Allocation of Profits and Losses.............................    12

6.    Distributions................................................    12

7.    Accounting and Taxation......................................    12

8.    Management of the Partnership................................    14

9.    Limitation of Liabilities....................................    21

10.   Transfer or Pledge of Partnership Interests..................    22

11.   Admission of New Partners....................................    24

12.   Additional Capital...........................................    25

13.   Expansion of the Line........................................    26

14.   Termination and Right of Withdrawal..........................    26

15.   General......................................................    30

                                      -i-
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                       FIRST AMENDED AND RESTATED GENERAL
            PARTNERSHIP AGREEMENT OF NORTHERN BORDER PIPELINE COMPANY

      THIS FIRST AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT OF NORTHERN BORDER PIPELINE COMPANY, dated as of April 6, 2006 (this "Amendment and Restatement"), is entered into by and between NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership ("NBILP") and TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership ("TCILP"), each in its capacity as a Partner. Defined terms used herein shall have the meaning assigned to such terms in Section 2.

                                R E C I T A L S:

      WHEREAS, the Partnership was formed by the original partners of the Partnership pursuant to the Original Partnership Agreement and the Partnership formally commenced operations on March 9, 1978 (the "Formation Date"), and in connection therewith such original partners executed and delivered that General Partnership Agreement for Northern Border Pipeline Company, a Texas general partnership, effective as of March 9, 1978 (the "Prior Partnership Agreement"); and

      WHEREAS, the Prior Partnership Agreement has been amended by (i) the "First Supplement," dated as of October 25, 1979 (as amended by agreement dated April 20, 1990), (ii) the Phase I Partnership Commitment Agreement dated December 12, 1980, (iii) the "Second Supplement," dated as of December 15, 1980 (as amended by agreement dated April 20, 1990), (iv) the "Third Supplement," dated October 1, 1981, (v) the "Fourth Supplement," dated February 17, 1984,
(vi) the "Fifth Supplement," dated April 20, 1990, (vii) the "Sixth Supplement," dated April 19, 1991, (viii) the "Seventh Supplement," dated September 23, 1993,
(ix) the "Eighth Supplement," dated May 21, 1999, (x) the "Ninth Supplement," dated July 16, 2001, and (xi) the "Tenth Supplement," dated March 2, 2005 (the Original Partnership Agreement as so amended being herein called the "Amended Partnership Agreement"); and

      WHEREAS, on September 20, 1982, the Partnership completed and placed into service an interstate Gas pipeline system and related facilities to transport Gas produced in the Province of Alberta prior to the introduction of Gas from the Prudhoe Bay area of the North Slope of Alaska, from a point of interconnection on the Canadian/United States border near Monchy, Saskatchewan to a point of interconnection near Ventura, Iowa (the "Prebuild"); and

      WHEREAS, the Prebuild has, from time to time, undergone extensions, expansions, additions, betterments and renewals with the result that the interstate Gas pipeline system owned by the Partnership extends, as of the date of this Amendment and Restatement, from the Canadian/United States border near Monchy, Saskatchewan to a terminus near North Hayden, Indiana; and

      WHEREAS the Partnership was formed to pursue the construction and ownership of the Prebuild and the Project which, in respect of the Project would require the construction of the

Incremental Facilities which facilities have not, as of the date of this Amendment and Restatement, been constructed; and

      WHEREAS, the Partners are the successors, directly or indirectly, of the original partners in the Partnership and constitute all of the partners in the Partnership on the date hereof; and

      WHEREAS, pursuant to that Partnership Interest Purchase and Sale Agreement, dated as of December 31, 2005 (the "PSA"), concurrently with the execution of this Amendment and Restatement, TCILP has purchased a portion of NBILP's partnership interest in the Partnership that is equal to 20% of the total partnership interest in the Partnership, including 20% of the total Capital Accounts and 20% of the total Partners' Percentages in the Partnership (the "Assigned Interest"); and

      WHEREAS, as a result of the sale of the Assigned Interest, NBILP and TCILP each own a 50% partnership interest in the Partnership (and each of NBILP's and TCILP's Partner's Percentage is 50% and each of NBILP and TCILP have the same Capital Account balance, which, as to each Partner, equals 50% of the total Capital Accounts of the Partnership); and

      WHEREAS, the Partners have determined that it is appropriate to amend and restate the Amended Partnership Agreement (i) to reflect the change in the ownership interests of the Partners pursuant to the PSA hereinabove described,
(ii) to change the designation of the Operator, (iii) to eliminate outdated provisions (iv) to revise the governance provisions, and (v) to incorporate all prior amendments and changes in one document;

      NOW, THEREFORE, for and in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree that the Amended Partnership Agreement is hereby amended and restated to read as follows:

1.    Parties. The following are the parties to this Amendment and Restatement:

      1.1 Northern Border Intermediate Limited Partnership, a limited partnership organized under the laws of the State of Delaware, with its principal place of business located at 13710 FNB Parkway, Omaha, NE 68154-5200, Facsimile (402) 492-7480.

      1.2 TC PipeLines Intermediate Limited Partnership, a limited partnership organized under the laws of the State of Delaware, with its principal place of business located at 110 Turnpike Road, Suite 203, Westborough, MA, Facsimile (508) 898-0433. For the purpose of
            Section 15.2, a copy of all notices shall also be sent to its general partner: TC PipeLines GP, Inc., 450-1st Street SW Calgary, Alberta, Canada T2P 5H1; Attention: Secretary. Facsimile (403) 920-2460.

2.    Definitions.

      Unless otherwise required by the context, the terms defined in this
      Section 2 shall, for all purposes of this Amendment and Restatement, have the respective meanings set forth below:

 2.1 Additional Partners: A Partner under this Amendment and Restatement admitted in accordance with the provisions of Section 11.

 2.2 Affiliate: Any Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.

 2.3 Alaska Natural Gas Transportation System: The Gas pipeline and related facilities to be constructed and operated to transport Gas from Alaska and Canada to the contiguous States, as described in the Presidential Report.

 2.4 Amended Partnership Agreement: Has the meaning assigned to such term in the recitals.

 2.5 Amendment and Restatement: This First Amended and Restated General Partnership Agreement of Northern Border Pipeline Company.

 2.6   ANGTA: The Alaska Natural Gas Transportation Act of 1976.

 2.7 Assigned Interest: Has the meaning assigned to such term in the recitals.

 2.8   Bankruptcy Code: The United States Bankruptcy Code, 11 U.S.C. Sections.
       1.01 et seq.

 2.9 Capital Account: The capital account maintained by the Partnership for each Partner. Each Partner's Capital Account shall be increased by the Partner's capital contributions to the Partnership and by the share of net profits of the Partnership allocated to such Partner. Each Partner's Capital Account shall be reduced by the share of net losses of the Partnership allocated to such Partner and by distributions made to the Partner by the Partnership. The Capital Accounts of the Partners shall be adjusted to reflect the fair market value of the Company's assets and liabilities upon an issuance of additional interests in the Partnership for cash or property, with any upward or downward adjustment be treated as profits or losses deemed realized by the Partnership. The Capital Accounts of the Partners established pursuant to this Amendment and Restatement shall not be deemed to be, or have the same meaning as, the capital account of the Partnership under Section 12 of the Natural Gas Act.

 2.10  Code: The Internal Revenue Code of 1986, as amended.

 2.11 Cost of an Expansion Project: Expenditures, including filing fees and any allowance for funds used during construction, incurred, assumed or paid by the Partnership for the acquisition, planning, design, engineering and construction of an Expansion Project, and securing necessary governmental authorizations and approvals therefor.

 2.12 Cost of the Incremental Facilities: Expenditures, including filing fees and any allowance for funds used during construction, incurred, assumed or paid by the Partnership for the acquisition, planning, design, engineering and construction of the Incremental Facilities, and securing necessary governmental authorizations and approvals therefor.

      2.13  Defaulted Contribution: Has the meaning assigned to such term in
            Section 4.4.5(ii).

      2.14  Effective Date: Has the meaning assigned to such term in Section
            9.3.

      2.15 Elected Percentage: Has the meaning assigned to such term in Section 4.4.5(ii).

      2.16 Estimated Cost of an Expansion Project: The Cost of an Expansion Project as estimated by the Operator and approved by the Management Committee.

      2.17 Estimated Cost of the Incremental Facilities: The Cost of the Incremental Facilities as estimated by the Operator and approved by the Management Committee.

      2.18  Expansion Project: Has the meaning assigned to such term in Section
            13.

      2.19 FERC: The Federal Energy Regulatory Commission or any commission, agency or other governmental body succeeding to the powers of such commission.

      2.20  Formation Date: March 9, 1978.

      2.21  Fully Contributing Partner: Has the meaning assigned to such term in
            Section 12.1.

      2.22 Gas: Gas having the physical and chemical qualities required for acceptance by the Partnership for transportation under the Partnership's tariff which is in effect from time to time.

      2.23 Incremental Facilities: Any pipeline facilities (together with all related facilities and properties) contemplated pursuant to Section 7(a)(4)(B) of ANGTA and the Presidential Report in furtherance of the Project, as determined by the Management Committee, and the planning, design and construction of such additional facilities and properties.

      2.24 Incremental Facilities Commitment Agreement: Any agreement executed by all Partners (other than those Partners which have withdrawn from the Partnership prior to the execution of such agreement) in which such Partners agree pursuant to Section 4.2 to make capital contributions to the Partnership sufficient, together with the proceeds of securities to be issued pursuant to the Incremental Facilities Financing Commitment Agreements, to finance the Estimated Cost of the Incremental Facilities as of the Incremental Facilities Commitment Date.

      2.25 Incremental Facilities Commitment Date: The date as of which the Incremental Facilities Commitment Agreement becomes effective.

      2.26 Incremental Facilities Financing Commitment Agreements: Arrangements for the issuance of debt securities by the Partnership, the proceeds of which are sufficient, together with the capital contributions, if any, to be made by the Partners pursuant to the Incremental Facilities Commitment Agreement, in the opinion of the Management COMMITTEE, to complete construction of the Incremental Facilities based upon the then Estimated Cost of the Incremental Facilities.

      2.27 Independent Public Accountants: A firm of independent public accountants selected from time to time by the Management Committee.

      2.28 Line: The Interstate Gas pipeline and related facilities owned and operated by the Partnership, which extends from the United States-Canada border near Monchy, Saskatchewan area to its terminus in the contiguous States near North Hayden, Indiana, and any extensions, expansions, additions, betterments or renewals thereof which are approved by the Management Committee and constructed from time to time, whether as Incremental Facilities, Expansion Projects or otherwise.

      2.29  Management Committee: The Management Committee provided for in
            Section 8.

      2.30  Operator: The Operator provided for in Section 8.

      2.31 Original Partnership Agreement: The Northern Border Pipeline Company General Partnership Agreement dated as of April 15, 1974.

      2.32 Partner: Each of the Partners executing this Amendment and Restatement, any Partner substituted for a Partner pursuant to
            Section 10, and any Additional Partner which is admitted to the Partnership pursuant to Section 11; provided, however, that the term Partner shall not any Person which has been deemed to have withdrawn from the Partnership pursuant to Section 4.4.5 or 14.3.

      2.33 Partner's Percentage: That percentage which is determined by dividing a Partner's Capital Account by the total of all Partners' Capital Accounts, rounded to the nearest ten-thousandth of one percent.

      2.34 Partnership: The general Partnership originally created by the Original Partnership Agreement, continued pursuant to the Prior Partnership Agreement and as continued pursuant to this Amendment and Restatement.

      2.35 Person: An individual, a corporation, voluntary association, joint stock company, limited liability company, business trust or partnership.

      2.36 Presidential Report: The "Decision and Report to Congress on the Alaska Natural Gas Transportation System" issued by the President on September 22, 1977.

      2.37 Prior Partnership Agreement: Has the meaning assigned to such term in the recitals.

      2.38 Project: The Gas transmission pipeline system (together with all related properties and facilities) contemplated pursuant to Section 7(a)(4)(B) of ANGTA and the Presidential Report extending from the United States-Canada border near Monchy, Saskatchewan to its terminus in the contiguous States near Dwight, Illinois or such other point as determined by the Management Committee and approved by the FERC for the transportation of Gas from the Prudhoe Bay area of Alaska, to a delivery point in the lower 48 states which, as of the date of this Amendment and Restatement, would require the construction of Incremental Facilities and the planning, design and construction of such pipeline and facilities.

      2.39 Required Accounting Practice: The accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted principles of accounting at the time prevailing for companies engaged in a business similar to that of the Partnership.

      2.40 SEC: The Securities and Exchange Commission or any commission, agency or other governmental body succeeding to the powers of such commission.

      2.41 Shipper: Each Person that enters into a contract with the Partnership for the purpose of transporting Gas through all or any portion of the Line.

      2.42 Study Group: The Persons which are from time to time parties to the Study Group Agreement.

      2.43 Study Group Agreement: The Northern Border Pipeline Joint Research and Feasibility Study Agreement dated as of January 26, 1973, as amended and supplemented by Amendment and Agreement dated August 1, 1978 and as amended and supplemented from time to time.

      2.44 Study Group Assets: All property rights and assets owned by the Study Group pursuant to the Study Group Agreement.

      2.45  Successor Partnership. Has the meaning assigned to such term in
            Section 14.6.1.

      2.46  Withdrawing Partner: Has the meaning assigned in Section 14.7.1.

3.    Formation and Purpose of General Partnership.

      3.1 Formation: The Partnership was formed by the original partners pursuant to the Uniform Partnership Act of the State of Texas as of 12:00 P.M. on the Formation Date. The Partnership is being continued as a general partnership pursuant to the Texas Revised Partnership Act as of the date hereof.

      3.2 Name: The name of the Partnership shall be: NORTHERN BORDER PIPELINE COMPANY.

      3.3 Purpose: The Partnership is the successor to the rights, titles and interest of Northern Border Pipeline Company as the Person designated by the Presidential Report and related Federal Power Commission and FERC proceedings and orders to construct and operate a Gas Pipeline system in the contiguous States pursuant to Section 7(a)(4)(B) of ANGTA. The Partnership owns and operates the Line and, if approved by the Management Committee pursuant to the terms of this Amendment and Restatement, shall plan, design and obtain financing for and construct Expansion Projects and, to the extent not previously completed, the Project pursuant to ANGTA and the Presidential Report. The Partnership transports Gas owned by Shippers from the United States-Canada border near Monchy, Saskatchewan, where the Line interconnects with a Canadian line, and from such other points of interconnection with Shippers at which the Partnership is authorized by the FERC to receive Gas, to various points of interconnection with facilities at which the Partnership is authorized by the FERC to redeliver Gas to Shippers. The Partners agree, if approved by the Management Committee pursuant to the terms of this Amendment and Restatement, to cooperate, and to cause their Affiliates to cooperate, in obtaining all necessary authorizations from governmental authorities having jurisdiction as may be required to construct the Project and operate the Line.

      3.4 Use of the Line: It is the intention and policy of the Partnership that the Line shall be a contract carrier of Gas and shall be available to Shippers (whether or not a Partner or its Affiliate) on a fair and non-discriminatory basis. Nothing in this Amendment and Restatement shall (i) commit or entitle any Partner or any of its Affiliates to transport Gas owned or manufactured by, or committed to be sold to, such Partner or Affiliate through the Line or other facilities of the Partnership regardless of the location of such Partner's or Affiliate's owned or controlled Gas reserves or the markets to which such Gas is to be delivered or (ii) limit the availability of Gas transportation service only to those Shippers which are Partners or Affiliates of Partners.

      3.5 Regulatory Status: The Partners acknowledge that (a) the Partnership is a "natural gas company" under the Natural Gas Act subject to the jurisdiction of the FERC, and (b) one or more Additional Partners may be subject to the jurisdiction of the FERC under the Public Utility Holding Company Act of 2005.

      3.6   Representations and Warranties Concerning Composition of
            Partnership: Each Partner represents and warrants that the execution and delivery by such Partner of this Amendment and Restatement and the performance by such Partner of its obligations under the Amendment and Restatement, will not contravene any provision of, or constitute a default under, any indenture, mortgage or other agreement of such Partner or any order of any court, commission or government agency having jurisdiction. Each Partner further (1) represents and warrants that it is a limited partnership duly organized and existing under the laws of its state of organization and (2) covenants that it will do or cause to be done all things necessary to preserve and keep in full force and effect its limited partnership existence for so long as it shall remain a Partner.

      3.7 Offices: The principal offices of the Partnership shall be at such place as the Management Committee may determine.

4.    Capital Contributions.

      4.1 Capital Contributions: The original partners and their successors have previously made contributions to the Partnership as reflected in the Partnership's books and records. The Capital Accounts of the Partners are equal on the date of this Amendment and Restatement. The Partner's Percentage of the Partners as of the date of this Amendment and Restatement are set forth on Exhibit A opposite each Partner's name.

      4.2   Further Capital Contributions for Incremental Facilities:

            4.2.1 If the Management Committee determines that the Incremental
                  Facilities are to be constructed, the Management Committee shall determine, by a vote of representatives of Partners owning not less than two-thirds of the Partner's Percentages of the Partners, the amount of the then Estimated Cost of the Incremental Facilities and which portion of such Estimated Cost of the Incremental Facilities should be financed with equity funds, including (i) equity funds generated by the operations of the Partnership and (ii) equity funds raised through contributions of additional capital by the Partners (such amount of new equity funds to be raised by contributions being hereinafter called the "Additional Equity Requirements").

            4.2.2 When the Additional Equity Requirements, if any, of the
                  Partnership have been determined pursuant to Section 4.2.1, each Person who has been admitted to the Partnership pursuant to Section 11.1.1 (i) (hereinafter called a "New Partner") shall have the privilege of subscribing for up to seven and one-half percent (7.5%) of the Additional Equity Requirements; provided, however, that in no event shall the new capital subscribed to and contributed by all New Partners exceed thirty percent (30%) of the Additional Equity Requirements. The portion of the Additional Equity Requirements remaining after the New Partners have made their election (hereinafter called the "Remaining Requirements") shall be taken up and satisfied by the Partners, other than the New Partners, in proportion to their respective Partner's Percentages.

                  For the purposes of this Section 4.2.2, the Partner's Percentages as of the end of the most recent month next preceding the date the Additional Equity Requirements, if any, of the Partnership have been determined pursuant to Section
                  4.2.1 shall be used.

      4.3   Study Group Assets:

            4.3.1 Pursuant to the terms and conditions of the Study Group
                  Agreement, at such time as a member of the Study Group (other than an Affiliate of Northern Plains or Pan Border) elects to sell its interest in the property rights and assets referred to in Sections 2 and 3 of Article 2 of the Amendment and Agreement dated August 1, 1978 to the Study Group Agreement, such interest shall be purchased by the Partnership at a purchase price equal to expenditures theretofore incurred by the selling member in acquiring its interest in the Study Group Assets. Payment of the purchase price, including interest thereon calculated at the prime rate plus one percent based on Citibank of New York for the period from May 14, l974 to date of payment will be made by the Partnership on the effective date of the Incremental Facilities Commitment Agreement, if such selling member elects to sell pursuant to
                  Section 2(b) of Article 2 of the Amendment and Agreement dated August 1, 1978 to the Study Group Agreement. Each Partner shall contribute its share of the purchase price in accordance with its respective Partner's Percentage and each Partner shall be entitled to receive a credit to such Partner's Capital Account equal to such Partner's pro rata share of the purchase price contributed.

            4.3.2 Notwithstanding anything to the contrary in this Amendment and
                  Restatement, it is not intended that this Amendment and Restatement shall either limit or expand any rights or obligations of the parties to the Study Group Agreement with respect to the subject matter thereof, and no provision of this Amendment and Restatement shall be applied or interpreted in a manner that would so limit or expand such rights or obligations.

      4.4   Payment of Capital Contributions for Incremental Facilities:

            4.4.1 Within the budgetary limitations established by the Management
                  Committee, the Management Committee shall issue a written request for payment of each capital contribution to be made in accordance with Sections 4.2 and 4.3, at such times and in such amounts as the Management Committee shall deem appropriate in light of the cash requirements of the Partnership. All amounts received by the Partnership pursuant to this Section 4.4 on or before the date specified in Section
                  4.4.2 (iv) shall be credited to the respective Partner's Capital Account as of such specified date, and all amounts received from a Partner after the date specified in Section
                  4.4.2 (iv) by the Partnership pursuant to this Section 4.4 shall be credited to such Partner's Capital Account as of the date of receipt thereof.

            4.4.2 Each written request issued pursuant to Section 4.4.1 shall contain the following information:

                  (i) The total amount of capital contributions requested from all Partners;

                  (ii) The amount of capital contribution requested from the Partner to whom the request is addressed;

                  (iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

                  (iv) The date on which payments of the capital contribution shall be made (which date shall not be less than fifteen days following the date the request is given if given under Section 4.3 and not less than thirty days following the date the request is given if given under
                        Section 4.2) and the method of payment, provided that such date and method shall be the same for each of the Partners.

            4.4.3 Each Partner agrees that it shall make payments of its respective capital contributions in accordance with requests issued pursuant to Section 4.4.1.

            4.4.4 Partners shall not be entitled to any return of their contributions to the capital of the Partnership except that:

                  (i) A Partner may receive funds from the Partnership only in accordance with the provisions of Section 6 or Section 14.4.

                  (ii) Upon the withdrawal of a Partner from the Partnership, such Withdrawing Partner shall be entitled to receive, at a time when the Management Committee determines payment may be made without undue hardship to the Partnership, an amount equal to its Capital Account on the date of Withdrawal. To the extent that the Management Committee determines not to make payment pursuant to the foregoing sentence of an aggregate amount equal to the Capital Account of the Withdrawing Partner, the Withdrawing Partner shall be entitled only to such amounts as may be distributed pursuant to
                        Section 14.4. The Capital Account balance of a Withdrawing Partner shall be recorded as a contingent liability of the Partnership, and not as a Partner's Capital Account, from and after the date of withdrawal. This right of reimbursement shall (a) be subordinate to the rights of any creditor of the Partnership, (b) not impair in any way the rights of continuing Partners to receive distributions pursuant to Section 6, and (c) rank pari passu with the rights of Partners in the event of dissolution as provided for in Section 14.4.

                  (iii) Except as herein provided in this Section 4.4.4, no
                        return shall be paid in respect of the Capital Account of any Withdrawing Partner; provided, that the foregoing shall not prohibit the inclusion of a Withdrawing Partner's share of the Partnership's assets in computations for ratemaking purposes, including an allowance for funds used during construction.

            4.4.5 (i)   In the event a Partner shall default in the performance
                        of any of its obligations to make a contribution to the Partnership in accordance with the terms of any request under this Section 4 for such contribution and such default shall continue unremedied for a period of ten days after the giving of notice of such default by the Management Committee, such default shall be deemed a withdrawal from the Partnership by such defaulting
                        Partner. Such a withdrawal shall not (a) affect a dissolution of the Partnership or (b) affect obligations previously assumed by such defaulting Partner.

                  (ii) If the Management Committee determines that an amount equal to the whole or any portion of the amount of the capital contribution which such Withdrawing Partner failed to pay (which amount shall be herein called the "Defaulted Contribution") should be contributed to the Partnership by the nondefaulting Partners in order to meet the cash needs of the Partnership, it shall promptly provide written notice of such determination to each nondefaulting Partner, which notice shall state the amount of the Defaulted Contribution. Each nondefaulting Partner shall have the right to elect (by written notice to the other Partners within 10 days of the date of the notice from the Management Committee of the Defaulted Contribution) to contribute any percentage of the Defaulted Contribution not in excess of the percentage determined by dividing the Partner's Percentage of such nondefaulting Partner at that time by the sum of the Partners' Percentages of all nondefaulting Partners who so elect to contribute a portion of the Defaulted Contribution (any percentage so elected being hereafter called an "Elected Percentage"); provided, however, that (a) those Partners who so elect to satisfy a portion of the Defaulted Contribution may unanimously agree to allocate the amounts of their contributions among such Partners in a manner other than that provided for in this Section 4.4.5(ii), and (b) the sum of the Elected Percentages of the Partners who so elect to satisfy the Defaulted Contribution must be 100%. In the event that the Partners do not elect to contribute an amount equal to 100% of the Defaulted Contribution in accordance with the first sentence of this subsection (ii) and the Management Committee does not alter its determination that the cash needs of the Partnership should be met by equity contributions, then within 10 days of the date of a written request therefor from the Management Committee, each Partner shall contribute to the Partnership an amount equal to its pro rata share (based on the ratio of such Partner's Percentage to the sum of the Partners' Percentages of the nondefaulting Partners) of the Defaulted Contribution.

5.    Allocation of Profits and Losses.

      5.1 Except as otherwise provided herein, all net profits and net losses of the Partnership shall be allocated to the respective Capital Accounts of the Partners in accordance with their respective Partner's Percentages. Such allocations shall be made for each calendar month based upon the weighted average of each Partner's Percentage during such month (prior to the allocation of such net profits or net losses). These allocations are subject to retroactive adjustments resulting from any changes in Capital Accounts pursuant to FERC or other governmental order.

6.    Distributions.

      Distributions to the Partners (other than distributions pursuant to the first sentence of Section 4.4.4(ii)) shall be made only to all Partners simultaneously in such aggregate amounts and from time to time as determined by the Management Committee. Each distribution shall be made to each Partner:

                  (i) Until distributions have been made under this clause (i) in an amount equal to the cumulative net profits of the Partnership not previously distributed, in the ratio in which, as of the date of such distribution, the amount of cumulative net profits previously allocated to the partnership interest held by such Partner but not previously distributed bears to the amount of such undistributed cumulative net profits allocated to all Partners (it being agreed by the Partners that any previously undistributed cumulative net profits as of the date of this Amendment and Restatement are allocable equally to each of them); and thereafter

                  (ii) in the ratio of the Partner's Percentage, after giving effect to the distributions under (i) above, to the extent the distribution exceeds the amount of undistributed cumulative net profits referred to under
                        (i) above.

7.    Accounting and Taxation.

      7.1 Fiscal Year: The fiscal year of the Partnership shall be the calendar year.

      7.2 Location of Records: The books of account for the Partnership shall be kept and maintained at the principal office of the Partnership or at such other place as the Management Committee shall determine.

      7.3   Books of Account: The books of account for the Partnership shall be:

            7.3.1 maintained on an accrual basis in accordance with Required
                  Accounting Practice; and

            7.3.2 audited by the Independent Public Accountants at the end of each fiscal year.

      7.4 Annual Financial Statements: As soon as practicable following the end of each fiscal year of the Partnership, the Management Committee shall cause to be prepared and delivered to each Partner:

            7.4.1 a profit and loss statement and a statement of changes in financial position for such fiscal year, a balance sheet and a statement of each Partner's Capital Account as of the end of such fiscal year, together with a report thereon of the Independent Public Accountants; and

            7.4.2 such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Partner of its income tax return for such fiscal year.

      7.5 Interim Financial Statements: As soon as practicable after the end of each fiscal quarter, the Management Committee shall cause to be prepared and delivered to each Partner, with an appropriate certificate of the person authorized to prepare the same:

            7.5.1 a profit and loss statement and a statement of changes in financial position for such fiscal quarter (including sufficient information to permit the Partners to calculate their tax accruals), for the portion of the fiscal year then ended;

            7.5.2 a balance sheet and a statement of each Partner's Capital
                  Account as of the end of such fiscal quarter; and

            7.5.3 a statement comparing the actual financial status and results of the Partnership as of the end of or for fiscal quarter and the portion of the fiscal year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

      7.6   Taxation:

            7.6.1 The Parties intend that the Partnership shall be taxed as a
                  "partnership" for federal and state income tax purposes, and the Partners agree to take all action, including the amendment of this Amendment and Restatement and the execution of such other documents as may be required, to qualify for and receive such tax treatment. All Partnership elections for state and federal income tax purposes shall be determined by the Management Committee, except those specifically reserved by the Code to be made by the individual Partners.

            7.6.2 All income, gains, losses and deductions shall be allocated among the Partners in a manner consistent with the allocation of book profits and losses of the Partnership, subject to the special rules for tax purposes provided under the Code (including, without limitation, under Section 704 and 743 of the Code) and the regulations thereunder. All tax credits shall be allocated among the Partners in a manner consistent with the Partners' respective contributions for such expenditures or otherwise as permissible under the Code as determined by the Management Committee.

      7.7 Governmental Reports: Subject to the provisions of Section 8.2.6, the Operator, on behalf of the Partnership, shall prepare and file all reports prescribed by the FERC and any other commission or governmental agency having jurisdiction.

      7.8 Inspection of Facilities and Records: Each Partner (other than a Withdrawing Partner) shall have the right at all reasonable times during usual business hours to inspect the facilities of the Partnership and to examine and make copies of the books of account and other records of the Partnership. Such right may be exercised through any agent or employee of such Partner designated in writing by it or by an independent public accountant, petroleum engineer, attorney or other consultant so designated. That Partner shall bear all costs and expenses incurred in any examination for such Partner's account.

      7.9 Deposit of Funds: Funds of the Partnership shall be deposited in such banks or other depositories as shall be designated by the Management Committee.

8.    Management of the Partnership.

      8.1   General Management Structure:

            8.1.1 The major policies of the Partnership shall be established by the Management Committee which, except as otherwise provided in this Amendment and Restatement, shall have exclusive authority with respect to such affairs of the Partnership as would (if the Partnership were a corporation) be subject to control by a corporate board of directors.

            8.1.2 The day to day management of the affairs of the Partnership, including supervision of the construction of the Project (including the Incremental Facilities) and any Expansion Project and operation of the Line, and activities reasonably related thereto, shall be the responsibility of the Operator.

      8.2   Management Committee:

            8.2.1 The Management Committee shall consist of four members (the
                  "Representatives"), two of whom shall be designated by NBILP and two of whom shall be designated by TCILP. Each Partner shall designate, by notice to each other Partner and the Partnership, its Representatives to serve on the Management Committee. By like notice, each Partner may designate an alternate Representative for each Representative appointed by it, who shall have authority to act on behalf of such appointed Representative in the event of such appointed Representative's absence or inability to serve. Any Partner may at any time, by written notice to all other Partners and to the Partnership, remove its appointed

            Representative(s) on the Management Committee and designate a new Representative(s).

      8.2.2 TCILP shall select one of its Representatives to serve as the Chairman of the Management Committee so long as TCILP holds, directly or indirectly, an undivided fifty percent interest in the Partnership or, if an Additional Partner is admitted to the Partnership in accordance with Section 11.1.1(i) and the ownership interests of the then existing Partners are reduced in accordance with Section 11.1.1(ii), at least as great a Partner's Percentage as the Partner with the largest Partner's Percentage, but if the Chairman is removed, as below provided, the Chairman shall be elected by the Management Committee. The Chairman may not be removed from office except upon the affirmative finding by unanimous vote of the Representatives other than the Chairman that the Chairman has, through misfeasance, nonfeasance or gross negligence, acted in a manner contrary to the best interests of the Partnership. A vote on removal of the Chairman may be held only after the Chairman has been given reasonable notice of, and an opportunity to be heard on, a call for removal by one or more of the Representatives.

      8.2.3 The Chairman shall preside at all meetings of the Management Committee, which shall meet at least quarterly. Special meetings of the Management Committee may be called at such times and places, and in such manner, as the Chairman deems necessary, and at such times as requested by written notice concurred in by a majority of the Management Committee. Written minutes of all meetings shall be maintained.

            Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting, and without prior notice, if a consent or consents in writing, setting forth the action so taken, shall be signed by all Representatives of the Management Committee. Any such consent shall be filed with the minutes of proceedings of the Management Committee and shall have the same force and effect as a unanimous vote at a meeting. Subject to the requirement for notice of such meetings, Representatives of the Management Committee may participate in a meeting of the Management Committee by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened.

      8.2.4 The Management Committee shall designate, subject to Section
            8.3.1, members of the Audit Committee and may create such other committees as may be required. Each of TCILP and NBILP shall have equal representation and shall designate personnel to serve on these committees with the Chairman of each committee being appointed by the Management Committee.

           8.2.5 Except as otherwise provided by this Amendment and Restatement, the Management Committee shall act upon the affirmative vote of a majority of the Partner's Percentages. For this purpose, each Partner may, by notice to the other Partner, allocate to each of its Representatives all or any portion of its Partner's Percentage, and the Representatives designated by each of NBILP and TCILP shall have, in the aggregate, votes equal to their respective Partner's Percentage.

           8.2.6 Without modification of its general authority under Section 8.1.1, and as may be qualified under Section 8.2.7, the approval of the Management Committee shall be necessary before any of the following actions can be taken on behalf of the
                 Partnership:

                 (i) Establishment of the operating budgets for the Line, the construction and operating budgets for the Incremental Facilities and each Expansion Project;

                 (ii) Execution of interim and permanent financing agreements and commitments;

                 (iii)  Establishment of Partnership tax policies;

                 (iv)   Selection of depositories for Partnership funds;

                 (v) Selection and retention of the Independent Public Accountants;

                 (vi) Expansion Projects and Incremental Facilities which are not within the description of Section 8.2.7(i) of this Amendment and Restatement;

                 (vii)  Admission of Additional Partners;

                 (viii)  Transfer of a Partner's interest in the Partnership;

                 (ix) Filing of the Partnership's tariffs, or any amendment thereof, with the FERC;

                 (x) Any change in the authority and responsibility delegated in this Amendment and Restatement to any committee or to the Operator;

                 (xi) Selection of a successor Operator, if such becomes necessary;

                 (xii) Approval of the Estimated Cost of the Incremental Facilities or the Estimated Cost of the Expansion Project;

                 (xiii) Request for additional capital contributions pursuant to Section 12;

                 (xiv) Timing and amounts of distributions to Partners pursuant to Section 6;

                 (xv) Adopting transportation capacity marketing strategies and policies;

                 (xvi) Negotiation and execution of the contract provided for in Section 8.4.10; and

                 (xvii) Monitoring and review of the performance of the
                        Operator and all contractors.

           8.2.7 Subject to the remaining provisions of this Section 8.2.7, without modification of its general authority under Section 8.1.1, the unanimous approval of the Management Committee shall be necessary before any of the following actions can be taken on behalf of the Partnership:

                 (i) Decisions to undertake any Expansion Project or the Incremental Facilities, including the filing of the application for regulatory authority to construct and operate such facilities and the acceptance of such regulatory authority, excluding, however, decisions on any Expansion Project or Incremental Facilities requiring capital expenditures of less than $22,000,000 or such greater amount as may be determined by reference to 18 CFR Section.157.208(d) or a succeeding regulation;

                 (ii) The settlement of cases brought pursuant to Sections Four (4) or Five (5) of the Natural Gas Act and acceptance of regulatory orders approving such settlements; and

                 (iii) A change to, or suspension of, the cash distribution policy of the Partnership as in effect on the date of this Amendment and Restatement.

      8.3   Audit Committee:

                  8.3.1 The Audit Committee shall consist of three members, two of whom shall be selected by each Partner's
                        Representatives on the Management Committee provided that the Representatives of any Partner as to whom (or as to whose general partner) the Operator is then an affiliate, shall only have the right to appoint one member of the Audit Committee. No member of the Audit Committee shall be an employee, officer or director of the Operator. The Management Committee shall designate one member of the Audit Committee to serve as Chairman of the Audit Committee.

                        Decisions of the Audit Committee shall be by majority vote of the members. The members shall serve on the Audit Committee at the will of the Representatives that appointed them.

            8.3.2 The Audit Committee shall meet quarterly and at such other times as called by its Chairman. The Chairman shall designate the time and place, and the manner, of all Audit Committee.

            8.3.3 The Audit Committee shall, on behalf of the Partnership:

                  (i)   Consult with internal and external auditors;

                  (ii) Review and monitor the internal audit coverage and plans for coverage;

                  (iii) Analyze and approve internal audit operating
                        philosophies and strategies;

                  (iv)  Review the results of all financial audits;

                  (v) Review the results of all recommendations for corrective action; and

                  (vi) Perform any other duties as required by the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder, as well as any other policies that the Management Committee determines to be appropriate or necessary from time to time.

            8.3.4 The Audit Committee shall report fully to the Management
                  Committee at least quarterly and at such times and places as the Management Committee deems advisable.

      8.4   Operator:

            8.4.1 The Operator shall be Northern Plains Natural Gas Company, LLC until April 1, 2007, subject to the provisions of Section
                  8.4.2 and Section 8.4.10. Effective April 1, 2007, the Operator shall be TransCan Northwest Border Ltd. subject to the provisions of Section 8.4.2.

            8.4.2 The Operator may not be removed unless one or more
                  Representatives call for removal of the Operator due to the Operator's willful misconduct or gross negligence. A vote on removal of the Operator may be held only after the Operator has been given reasonable notice of, and an opportunity to be heard on, a call for removal by one or more Representatives. The notice to the Operator shall set forth in reasonable detail the particulars of the alleged grounds for removal. If a Representative disputes the proposed removal, then the Representatives will refer the dispute to senior management of each of the Partners. The senior management of the Partners will meet and negotiate in good faith with a view to reaching a satisfactory resolution of the dispute as soon as possible, but not more than seven (7) days following delivery of written notice of the dispute on removal unless specifically agreed to otherwise. Should senior management of the Partners be unable to resolve the dispute on removal within twenty-one (21) days following delivery of written notice of the dispute on removal, any Representative may, by delivery of written notice to the other Representatives, submit the dispute on removal of the Operator to binding arbitration for a determination of the existence of such willful misconduct or gross negligence. Promptly following receipt of such notice, but not later than five (5) business days thereafter, the Chairman of the Management Committee shall provide written notice to the Representatives that a question has been submitted to binding arbitration as provided for herein. Each Partner will select an independent gas pipeline industry expert and the two experts shall jointly select a third such expert and the three experts shall form the arbitration panel that shall determine, with consideration to accepted industry standards and terms of the operating agreement, whether the Operator should be removed due to a finding of willful misconduct or gross negligence. It is required that the arbitration panel be selected and a decision rendered within 60 days of the date that the Chairman of the Management Committee provides written notice to the Representatives that a question has been submitted to binding arbitration. To the extent not inconsistent with the terms hereof, any such arbitration shall be conducted under the rules of the American Arbitration Association and at a location agreed to by the arbitration panel. The cost of any such arbitration shall be borne by the Partnership. Any determination by such arbitration panel shall be conclusive and binding on all Partners and shall be enforceable against any Partner in court of competent jurisdiction.

            8.4.3 The Operator will represent that it has and will at all times maintain the necessary personnel, experience, competence and legal right to discharge its responsibilities as Operator under this Amendment and Restatement. The governing body of the Operator shall direct its personnel to pursue the interests of the Partnership in accordance with the policies of the Partnership as determined by the Management Committee. Any other activity which the Operator may undertake will be undertaken subject to these standards.

            8.4.4 The Operator shall be authorized to utilize, as it deems necessary, the services of its Parent and corporate Affiliates, provided that such services are utilized on terms materially no less favorable to the Partnership than those prevailing at the time for comparable services of unaffiliated independent parties. The Operator shall also be authorized to utilize, as it deems necessary, the services of independent contractors, including the services of any other Partner's Parent and corporate Affiliates, provided that the services of any such Parent or corporate Affiliate are utilized on terms materially no less favorable to the Partnership than those prevailing at the time for comparable services of unaffiliated independent parties, and the Operator shall negotiate contracts for such services and execute the same. Any services which are not assigned to a contractor shall be performed by the Operator or its Parent or corporate Affiliates.

            8.4.5 The Operator shall, on behalf of the Partnership, have the general responsibility for the day-to-day management of the operation of the Line and shall manage the design and construction of the Incremental Facilities and any Expansion Project and shall have all powers and authorities reasonably necessary to the discharge of these responsibilities with respect to those matters enumerated in Section 8.4, subject, however, to the prior approval of the Management Committee with respect to those matters enumerated in Section 8.2.6, and the provisions of Section 8.1.1. The Operator shall prepare and submit to the Management Committee the Operator's recommendations with respect to those matters requiring Management Committee approval pursuant to this Section 8.4.

            8.4.6 The Operator shall, on behalf of the Partnership, establish and maintain liaison with all governmental agencies and authorities, in the United States and Canada, having jurisdiction over permits, authorizations or certificates issued or to be issued to the Partnership and necessary for operation of the Line and for construction of the Project (including the Incremental Facilities) and any Expansion Project, and shall be responsible for the preparation and presentation to the appropriate agency or office of all applications and requests for such permits, authorizations and certificates, and for the preparation and filing of all required reports, subject, however, to the prior approval of the Management Committee with respect to those matters enumerated in Section 8.2.6, and the provisions of Section 8.1.1.

            8.4.7 The Operator shall, on behalf of the Partnership, supervise and audit the performance of all contractors to achieve, to the greatest extent practicable, contract compliance, timely completion of each Expansion Project or other Partnership construction project and of the Project (including the Incremental Facilities) and acceptable quality and cost control.

            8.4.8 The Operator shall report fully to the Management Committee at each meeting of such group and shall report specially as necessary.

            8.4.9 The Partnership shall reimburse the Operator for all reasonable costs, including overhead and administrative expense incurred by the Operator and overhead and administrative expense incurred by the Operator's Parent and corporate Affiliates in rendering their services, incurred in providing the services to the Partnership as set forth in the Operating Agreement entered into pursuant to Section 8.4.10.

            8.4.10 The Partnership shall contract with the Operator for the rendition of services set forth in this Section 8.4, upon the terms and conditions set forth in this Section 8.4, such contract to be binding upon the Partnership.

      8.5 Limitation of Authority: The Management Committee, the committees appointed as provided in Section 8.2.4 and the Operator shall not have authority to take any action inconsistent with the terms of this Amendment and Restatement. To the extent that there is any inconsistency or conflict between the terms of this Amendment and Restatement and the operating agreement provided for in 8.4.10, the terms of this Amendment and Restatement shall govern.

      8.6 Indemnification: The Partnership shall indemnify and save harmless the members of the Management Committee, the members of any committee appointed as provided in Section 8.2.4 and the Operator (in its capacity as such) against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of such Persons in good faith within the scope of their authority in the course of the Partnership's business, and such Persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any acts (or failure to act). The Operator shall not be indemnified for its gross negligence or willful misconduct.

      8.7 Other Positions or Representations: Except as provided in Section 8.3.1, any member of the Management Committee and the committees provided for in Section 8.2.4 may also be an officer, director or employee of a Partner or one or more Affiliates of a Partner.

9.    Limitation of Liabilities.

      9.1 Limitation on Liability of Partners: No Partner shall be liable to third persons for Partnership losses, deficits, liabilities or obligations, except as otherwise expressly agreed to in writing by such Partner, unless the assets of the Partnership shall first be exhausted.

      9.2 Contracts to Limit Partner's Liability: Without the prior written consent of all Partners, no contract, lease, sublease, note, deed of trust or other obligation on behalf of the Partnership shall be entered into unless there is contained therein an appropriate provision limiting the claims of all parties to such instruments and other beneficiaries thereunder to the assets of the Partnership and expressly waiving any rights of such parties and other beneficiaries to proceed against the Partners individually.

      9.3 Business Opportunities: The Partners and their Affiliates are free to pursue any business opportunity without first offering such business opportunity to the Partnership (and such pursuit shall not be a breach of any duty to the Partnership or to any other Partner), provided that none of the Partners or their Affiliates may pursue any business opportunity that consists of an expansion, addition, betterment, improvement, renewal or replacement of the Line as it existed on

            January 15, 1999 (the "Effective Date") unless the party desiring to pursue such opportunity first offers to the Partnership the opportunity to pursue such business opportunity and the Partnership declines to do so. The terms "expansion, addition, betterment, improvement, renewal or replacement" shall not include any extension of the Line beyond its terminus as it existed on the Effective Date or the construction or acquisition of any pipeline (including any lateral or any other extension) that connects with the Line as it existed on the Effective Date. The parties hereto agree that the waivers and agreements in this Section 9.3 constitute an agreement among the Partners of the Partnership that governs the management of the business and affairs of the Partnership and the relationship among the partners and the Partnership, as contemplated by Article 6132b-1.03 of the Texas Revised Partnership Act. The parties hereto further agree that the waivers and agreements in this Section 9.3 identify certain types and categories of activities which do not violate the duty of loyalty to the Partnership, and that such types and categories and the waivers and agreements in this Section 9.3 are not manifestly unreasonable.

10.   Transfer or Pledge of Partnership Interests.

      10.1 Limitation on Right to Transfer Partner's Interest: Except with the unanimous consent of the Management Committee or as permitted by
            Section 10.3, a Partner may not sell, assign, pledge, hypothecate or otherwise transfer in any manner all or any part of its right, title or interest in, or any evidence of indebtedness of, the Partnership or in this Amendment and Restatement.

      10.2 Legend on Evidence of Indebtedness Held by Partners: As long as this Amendment and Restatement shall remain in effect, all evidences of indebtedness of the Partnership to any of the Partners or their Affiliates shall bear an appropriate legend to indicate that it is held subject to, and may be assigned or transferred only in accordance with, the terms and conditions of this Amendment and Restatement.

      10.3  Permitted Transfers by Partners: Nothing herein shall prevent:

            10.3.1 The transfer by any Partner of all of its right, title and interest in the Partnership (including indebtedness thereof) and in this Amendment and Restatement if all of such right, title and interest is transferred to another corporation which is an Affiliate of the transferor pursuant to (i) a statutory merger or consolidation or (ii) a sale of all, or substantially all, of the assets of the transferor, provided that such Affiliate assumes by operation of law or express agreement with the Partnership (in form and substance satisfactory to the Management Committee) all of the obligations of the transferor under this Amendment and Restatement and that no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the Partner are assumed by the successor corporation by operation of law) shall relieve the transferor of its obligations under this Amendment and Restatement without the approval of the Management Committee, and provided, further, that upon any transfer permitted by this
                  Section 10.3.1, the transferee Affiliate shall be admitted as a Partner in substitution of the Partner which was the transferor; or

            10.3.2 An assignment, pledge or other transfer creating a security interest (and any transfer made in foreclosure or other enforcement of such security interest) in all or any portion of a Partner's right, title or interest in the profits and surplus of the Partnership, or in any indebtedness of the Partnership, under any mortgage, indenture or deed of trust created by any Partner, provided that the assignee, pledgee, mortgagee, trustee or secured party shall hold the same subject to all of the terms of this Amendment and Restatement, and provided, further, that such assignee, pledgee, mortgagee, trustee or secured party shall not have any voice in the management of the Partnership as a result of any such transfer.

      10.4 Effect of Permitted Transfers: No assignment, pledge or other transfer pursuant to Section 10 shall give rise to a right in any Partner or Partners to dissolve the Partnership. Except as provided in Section 10.3.1, no assignment, pledge or other transfer shall give rise to a right in any transferee to become a Partner in the Partnership, unless admitted pursuant to Section 11 or agreed to by all the Partners.

      10.5  Partnership Termination: Notwithstanding any other provision of this
            Section 10, no interest in Partnership capital or profit and losses may be transferred if, in the opinion of counsel for the Partnership, such transfer would result in a termination of the Partnership under Section 708 of the Code.

      10.6  Right to Make Offer:

            10.6.1 If a general partner of NBILP desires to transfer its general partnership interest in NBILP to a party other than an Affiliate of such general partner, such selling general partner of NBILP must first provide TCILP and the general partner of TCILP with notice of such intent to transfer and for a period of 30 days following the receipt of such notice, TCILP and/or its general partner shall have the right to submit an offer for the general partner interest of such selling general partner of NBILP (and any other interests in NBILP proposed to be sold by such selling general partner of NBILP). Such selling general partner of NBILP shall have no obligation to consider or accept any offers received from TCILP and/or the general partner of TCILP, and from and after such 30 day period, such selling general partner of NBILP shall be free to consummate the proposed transaction referred to in its notice to TCILP and the general partner of TCILP.

            10.6.2 If a general partner of TCILP desires to transfer its general partnership interest in TCILP to a party other than an Affiliate of such general partner, such selling general partner of TCILP must first provide NBILP and the general partner of NBILP with notice of such intent to transfer and for a period of 30 days following the receipt of such notice, NBILP and/or its general partners shall have the right to submit an offer for the general partner interest of such selling general partner of TCILP (and any other interests in TCILP proposed to be sold by such selling general partner of TCILP). Such selling general partner of TCILP shall have no obligation to consider or accept any offers received from NBILP and/or the general partners of NBILP, and from and after such 30 day period, such selling general partner of TCILP shall be free to consummate the proposed transaction referred to in its notice to NBILP and the general partner of NBILP.

11.   Admission of New Partners.

      11.1 Execution of Agreement: Additional Persons may become parties to this Amendment and Restatement and Partners of this Partnership upon execution of a counterpart of this Amendment and Restatement and the satisfaction of the following conditions:

            11.1.1(i)   Any Person which is a party to the Study Group Agreement
                        and which elects to become a Partner shall be admitted pursuant to the terms and conditions of the Study Group
                        Agreement, including without limitation the provisions of Sections II(4) and II(5) of the Amendment and Agreement dated August 1, 1978 to the Study Group
                        Agreement; provided that none of the events set forth in
                        Section 14.3.1 has happened to such Person.

                  (ii) If the Partnership admits any Additional Partner to the Partnership and any reduction in the ownership interest of any Partner will be required by such admission, the reduction shall be allocated pro rata to all the Partners according to their respective Partner's Percentage.

            11.1.2 Compliance with any agreements with security holders of the
                   Partnership or others that may require the approval of such security holders or other parties to the admission of Additional Partners.

            11.1.3 Compliance with all applicable requirements of law, including the Natural Gas Act and the Public Utility Holding Company Act of 2005, if applicable, and the applicable rules and regulations of the FERC and SEC, respectively, thereunder.

            11.1.4 If the Partnership admits any Additional Partners, the
                   Management Committee shall, in establishing the terms of such admission, (i) maintain the financial and operating integrity and the condition (financial, regulatory and otherwise) of the Partnership, (ii) treat the existing Partners as equitably as possible in view of, among other factors which the Management Committee may deem relevant, their previous capital contributions and their participation in (a) the technical, engineering, environmental, feasibility, legal and financial studies and planning necessary to operate the Line and to design, construct and finance the Project (including the Incremental Facilities) and any Expansion Project and to obtain regulatory approval therefor and (b) as applicable, the actual design, construction and financing of the Project (including the Incremental Facilities) and any Expansion Project and operation of the Line and (iii) take such other action as the Management Committee deems necessary or appropriate to further the interests of the Partnership and its Partners.

            11.1.5 Notwithstanding anything to the contrary contained in this
                   Section 11, a Partner may be admitted to the Partnership only under circumstances which, in the opinion of counsel to the Partnership, will avoid a termination of the Partnership under Section 708 of the Code.

12.   Additional Capital.

      12.1 The Management Committee may request additional capital contributions to the Partnership other than those required to be made pursuant to Sections 4.2, 4.3. and 11.1.1 (or in excess of those obtained pursuant to such sections if one or more Partners should default in making contributions required by such sections). Any such request shall be made by offering each of the Partners the opportunity to make such contributions; provided, that each Partner shall have the right, but not the obligation, to contribute an amount which is the same percentage of the total amount of the additional capital contributions as the Partner's Percentage of such Partner at that time (each Partner which elects to make the maximum contribution permitted to be made by it pursuant to this sentence being hereinafter called a "Fully Contributing Partner"). In the event all Partners shall not be Fully Contributing Partners with respect to any additional capital contributions requested pursuant to this Section 12, each Fully Contributing Partner shall have the privilege of subscribing by written notice to the other Partners for any percentage of the amount by which the additional capital contributions requested exceed the aggregate amount of contributions elected to be made by the Partners pursuant to the next preceding sentence, subject, in the case such amount is oversubscribed pursuant to this sentence, to allotment among the Fully Contributing Partners exercising such privilege, such allotment to be in proportion to the Partner's Percentages of such Fully Contributing Partners.

      12.2 Additional capital contributions made under this Section 12 shall be added to the Capital Account of the Partner contributing the same. Any failure to respond to an additional capital request made pursuant to this Section 12 shall not be deemed an act of withdrawal from the Partnership.

      12.3 The Management Committee shall issue a written request for payment of each capital contribution to be made in accordance with Section 12, at such times and in such amounts as the Management Committee shall deem appropriate in light of the additional cash requirements of the Partnership, subject, however, to the provisions of Section 12.1.

      12.4 Each written request issued pursuant to Section 12.3 shall contain the following information:

                  (i) The total amount of additional capital contributions requested from all Partners;

                  (ii) The amount of additional capital contribution requested from the Partner to whom the request is addressed;

                  (iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

                  (iv) The date on which payments of the additional capital contribution shall be made (which date shall not be less than five days following the date the request is issued) and the method of payment, provided that such date and method shall be the same for each of the Partners.

13.   Expansion of the Line.

      Subject to the terms of Sections 8.2.6(vi) and 8.2.7(i), as applicable, the Management Committee may, from time to time, authorize the construction of facilities, other than Incremental Facilities, to expand the Line's capacity, to extend the Line or to construct lateral facilities from the Line and increase the Partnership's authority to transport Gas (such a project to expand or extend the Line or construct lateral facilities or increase the authority to transport Gas, an "Expansion Project") and may authorize the filing of all necessary applications to the FERC for a certificate of public convenience and necessity relating to such an Expansion Project and to such other regulatory and governmental agencies as may have jurisdiction with respect thereto; provided that, if such an Expansion Project requires additional capital contributions to the Partnership, such capital shall be obtained only in accordance with the provisions of Section 12.1. Decisions to expand the Line's capacity shall be made in light of the policy of the Partnership expressed in Section
      3.4. Construction of the Incremental Facilities will not be subject to the provisions of this Section 13.

14.   Termination and Right of Withdrawal.

      14.1 Term of Partnership: The Partnership shall continue from the Formation Date until dissolved pursuant to the terms of this Amendment and Restatement.

      14.2 Automatic Dissolution: The Partnership shall be automatically and without notice dissolved upon the happening of any of the following events:

            14.2.1 The sale or abandonment of all or substantially all of the Partnership's business and assets; provided, however, that any such sale or abandonment may be made only pursuant to unanimous written consent of all Partners; or

            14.2.2 Any event which shall make it unlawful for the business of the Partnership to be carried on.

      14.3 Automatic Withdrawal: In addition to those instances where withdrawal is deemed to occur under Section 4.4.5, a Partner shall be deemed to have withdrawn from the Partnership and be entitled to receive payment as specified in Section 4.4.4 upon the happening of any of the following events:

            14.3.1  Any of the following:

                  (i) the entry of a court of competent jurisdiction of a decree or order, unstayed on appeal or otherwise and in effect for 90 days, adjudicating the Partner a bankrupt or insolvent;

                  (ii) the entry by a court of competent jurisdiction of a decree or order appointing a receiver, assignee, trustee, liquidator, sequestrator or other similar official of the Partner or of any substantial part of the property of the Partner, or ordering the winding up or liquidation of its affairs, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of the Partner under the Bankruptcy Code or any similar statute; but only if and when such decree or order shall have continued unstayed on appeal or otherwise and in effect for 90 days; or

                  (iii) the filing by the Partner of a petition in voluntary bankruptcy under any of the provisions of any bankruptcy law; or the consenting by the Partner to the filing of any bankruptcy or reorganization petition against it under any such law; or (without limitation or the generality of the foregoing) the filing by the Partner of a petition or answer or consent to reorganize the Partner pursuant to or seek relief under the Bankruptcy Code or any other similar statute; or the making by the Partner of an assignment for the benefit of creditors; or the admitting in writing by the Partner of its inability to pay its debts generally as they become due; or the consenting by the Partner to the appointment of a receiver, assignee, trustee, liquidator, sequestrator or other similar official of it or of any substantial part of its property, or the taking of corporate action by the Partner in furtherance of any such action.

            14.3.2 The filing of a certificate of dissolution of that Partner under the laws of the state of its incorporation or the entering of a final order dissolving that Partner by any court of competent jurisdiction; or

            14.3.3 Any event which shall make it unlawful for that Partner to carry on such business in partnership.

      14.4 Winding Up and Liquidation: After the Partnership shall be dissolved pursuant to the provisions of Section 14.3, the Management Committee and each of the Partnership Committees and the Operator shall continue to exercise the powers vested in each of them by this Amendment and Restatement and continue to operate in the normal course to the extent appropriate for the purpose of winding up any business of the Partnership and liquidating any assets thereof in an orderly manner and, subject to Section 6, distributing any net assets of the Partnership not so transferred pari passu (i) to the Partners in accordance with Section 6 as of the date of dissolution, and (ii) to each Withdrawing Partner in an amount equal to its Capital Account balance on the date of withdrawal or such amount, if any, as remains if distribution has earlier occurred pursuant to
            Section 4.4.4 (iii). The Partnership shall engage in no new business during the period of such winding up; provided, that no dissolution of the Partnership, pursuant to this Section 14 or otherwise, shall relieve any Partner from any obligation accruing or accrued to the date of such dissolution or deprive any Partner not in default hereunder of any remedy otherwise available to it.

      14.5 Termination Subject to Natural Gas Act: The right and power to dissolve the Partnership shall at all times be subject to the obligations and duties of the Partnership as a "natural gas company" under the Natural Gas Act and the jurisdiction of the FERC under that Act, and no dissolution shall be effected unless all provisions of that Act shall have been complied with and any transfer of the Partnership's business and assets, including any certificate of public convenience and necessity issued under that Act, shall have been validly consummated under the provisions of that Act and other applicable law.

      14.6 Continuance of a Partnership: Except as provided in Section 14.3, it is understood and agreed by each of the Partners that the relationship of partnership among them is intended to continue without interruption until such relationship is either specifically dissolved by unanimous consent of all the Partners or by the occurrence of one of the events specified in Section 14.3 as an event of dissolution, and each Partner waives and releases its right to dissolve or obtain dissolution of the Partnership in any other manner or for any other reason. In this connection, the Partners agree and intend that the Partnership shall not be dissolved by the admission of a new Partner pursuant to Section 11.1.1 or by the withdrawal of a Partner from the Partnership. If, notwithstanding the foregoing understanding, agreements and intentions of the Partners, the Partnership may at any time or from time to time be deemed by operation of law and otherwise than pursuant to Section
            14.3 to be dissolved and subject to winding up, each of the Partners hereby covenants and agrees with the other Partners as follows:

            14.6.1 The business and affairs of the Partnership shall continue without interruption and be carried out by a new partnership or, if there is only one remaining

                    Partner, by (i) a new partnership of which such sole remaining Partner and one of its wholly owned subsidiaries are the partners of such new partnership or (ii) a limited liability company of which such remaining Partner is the sole member (the "Successor Partnership");

            14.6.2 The Partners or members, as the case may be, of the Successor Partnership shall be the Persons who were Partners hereunder at the time of such dissolution, and the Successor Partnership and the Partners or members thereof shall be governed by the terms of this Amendment and Restatement as if the Successor Partnership were the Partnership;

            14.6.3 Each of the Partners covenants and agrees to execute such further agreements, including (without limitation) notes, novations and accommodations, as may be necessary to continue the business of the Partnership by the Successor Partnership and to protect and perfect any lien or security interest granted by the Partnership;

            14.6.4 Each of the Partners waives and releases, to the full extent it may lawfully do so, all rights to a winding up or liquidation of the business of the Partnership, notwithstanding that the dissolution of the Partnership may be caused wrongfully or otherwise in contravention of this Amendment and Restatement by such Partner or any other Partner and further notwithstanding that, at the time of such dissolution, such Partner shall be, or be deemed to be or thereby become, a Withdrawing Partner pursuant to this Amendment and Restatement; and

            14.6.5 As used in this Section 14.6, the term "Partnership", at any point in time, shall mean the Partnership originally formed pursuant to this Amendment and Restatement or the Successor Partnership which at such time is continuing the business and affairs of the Partnership originally so formed.

      14.7  Effect of Withdrawal:

            14.7.1 Any Partner which (i) shall be deemed to have withdrawn from the Partnership by operation of Section 4.4.5 or 14.3, or
                    (ii) shall have caused a dissolution of the Partnership under applicable law in contravention of this Amendment and Restatement (any such Partner that withdraws from the Partnership as described in the foregoing clauses (i) or
                    (ii), to be herein called a "Withdrawing Partner") shall have those rights stated in Section 4.4.4 and no others. Withdrawal by one or more Partners as described in clause
                    (i) of the preceding sentence shall not effect a dissolution of the Partnership, and withdrawal by one or more Partners as described in either clauses (i) or (ii) of the preceding sentence shall not affect obligations previously incurred by the Withdrawing Partner. Withdrawal as described in the first sentence of this Section 14.7 shall, ipso facto, terminate the Withdrawing Partner's status as a Partner, forfeit all voting rights in Partnership affairs and terminate all representation on Partnership Committees and the Management Committee. No Withdrawing Partner shall as a consequence of the termination of its status as a Partner be entitled to any priority over any Partner with respect to the receipt of any funds from the Partnership.

            14.7.2 A Withdrawing Partner shall be liable in damages to the Partnership and to each nonwithdrawing Partner for losses suffered by the Partnership and such Partner by the withdrawal (regardless of the cause thereof), and the Partnership and each nonwithdrawing Partner shall have a first and preferred lien upon and security interest in the right of such Withdrawing Partner to receive funds from the Partnership in accordance with Section 4.4.4 (ii). The Management Committee is authorized, at its election, to the extent that the Partnership or any nonwithdrawing Partner is entitled to damages from a Withdrawing Partner pursuant to this Section 14.7, and in the case of a nonwithdrawing Partner entitled to such damages, at the election of such nonwithdrawing Partner, to withhold from any sum which a Withdrawing Partner otherwise may be entitled to receive from the Partnership pursuant to Section 4.4.4 (ii) an amount equal to such damages and to apply the same to the discharge of such damage liability (on a pro rata basis among those nonwithdrawing Partners which elect to have such amount so applied by the Management Committee). No capital contribution made by a Partner pursuant to Section 4.4.5
                    (ii) (whether made pursuant to such Partner's election or otherwise) shall in any way prejudice the right of such Partner or of the Partnership to pursue any right (including, without limitation, the right to damages pursuant to this Section 14.7.2) or remedy against a Withdrawing Partner.

15.   General.

      15.1 Effect of Agreement: This Amendment and Restatement reflects the whole and entire agreement among the Partners, and this Amendment and Restatement can be amended, restated or supplemented only by the written agreement of all Partners.

      15.2 Notices: Any written notice or other communication shall be sufficiently given or shall be deemed given if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) and addressed:

            15.2.1 to each of the Partners at the address set forth in Section 1 of this Amendment and Restatement or at such other address as may be designated from time to time by any Partner by written notice to each other Partner and the Partnership; and

            15.2.2 to the Partnership at its principal office specified by the Management Committee in accordance with Section 3.7 or such other address as may be designated from time to time by written notice to each of the Partners. Any Partner may request that copies of notices be given to any Affiliate at such address designated by such Partner by written notice to each other

                    Partner and to the Partnership, provided that any failure to give such notice shall not affect the validity of any notice given to any Partner or the Partnership in accordance with this Section 15.2. Each of the Partners agrees to give such notice to any such Affiliate.

      15.3 Further Assurances: Each of the Partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate this Partnership and carry on the Partnership business in accordance with this Amendment and Restatement.

      15.4 Applicable Law: This Amendment and Restatement shall be governed by and interpreted in accordance with the laws of Texas.

      15.5 Counterparts: This Amendment and Restatement may be executed in counterparts (including counterparts providing for the execution by an Additional Partner), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.6 Headings: The headings contained in this Amendment and Restatement are for reference purposes only and shall not affect the meaning or interpretation of this Amendment and Restatement.

      15.7 Waiver: No waiver by any Partner of any default by any other Partner or Partners in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Partner or Partners from performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner a release of the other Partner or Partners from future performance of the same provision, condition or requirement. Any delay or omission of any Partner to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Amendment and Restatement by one or more Partners shall constitute a waiver of such right by the other Partners except as may otherwise be required by law with respect to persons not parties hereto. The failure of one or more Partners to perform its or their obligations hereunder shall not release the other Partners from the performance of such obligations.

      15.8 Partition: The Partners expressly waive and release any right to have their interest, individually or collectively, in the Project (including the Incremental Facilities), Expansion Projects and the Line partitioned or sold for the purpose of dividing the proceeds of such sale for the period during which the Partnership or any Successor Partnership shall remain in existence.

      15.9 Applicable Laws: This Amendment and Restatement and the obligations of the Partners hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

      15.10 Voluntary Contributions: No Partner shall make any capital contributions to the Partnership except pursuant to Sections 4, 11, and/or 12 of this Amendment and Restatement.

      15.11 Section Numbers: Unless otherwise indicated, references to section numbers are to sections of this Amendment and Restatement.

                            [Signature page follows.]

      IN WITNESS WHEREOF, the Parties have caused this Amendment and Restatement to be executed by their respective duly authorized officers.

                               PARTNERS:

                               NORTHERN BORDER INTERMEDIATE
                               LIMITED PARTNERSHIP

                               By: /s/ Jerry L. Peters
                                   ---------------------------------------
                               Name:  Jerry L. Peters
                               Title: Chief Financial and Accounting Officer

                               TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP
                               BY: TC PIPELINES GP, INC., ITS GENERAL PARTNER

                               By: /s/ Ronald J. Turner
                                   ---------------------------------------
                               Name:  Ronald J. Turner
                               Title: President and Chief
                                      Executive officer

                               By: /s/ Donald R. Marchard
                                   ---------------------------------------
                               Name:  Donald R. Marchard
                               Title: Vice President and
                                      Treasurer

                                 Signature Page

                        First Amended and Restated General Partnership Agreement
                                             of Northern Border Pipeline Company

                                    EXHIBIT A

                                    PARTNERS

                NAME OF PARTNER                                  PARTNER'S PERCENTAGE
Northern Border Intermediate Limited Partnership                          50%

TC Pipelines Intermediate Limited Partnership                             50%

                                                                       Exhibit A